Exhibit 10.10

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

MRenT1V2

[logo:] Federal Public Service FINANCE

FPS Finance Sender: Gaston Crommenlaan 6 - 9050 Ghent

MyRent

Proof of registration

DOCUMENT INFORMATION
Type of deed:	LEASE AGREEMENT - COMMON LAW
Barcode of the deed:	2023122900010350467
Registration reference number:	2024G26620000000003343591

AUTHORIZED OFFICE G26 Office Rechtszekerheid [Legal Certainty] Antwerp 2 Italiëlei 4 2000 Antwerp Tel: 02 572 57 57 Email: rzsj.kantoor.antwerpen2@minfin.fed.be

CONTRACT DETAILS
Lessor (limited to the first 2 lessors):	444420940 RING BUILDING NV, [***]
Lessee (limited to the first 2 lessees):	674527310 AgomAb Therapeutics NV, [***]
Location of the property:	2600 Berchem Posthoflei 1-3-5
Registration date:	01/15/2024
Amount of the fees and penalties:	€3,593.70 (fees) - €0.00 (penalties)

The Legal Certainty Office

WWW.FIN.BELGIUM.BE PATRIMONY DOCUMENTATION • FEDERAL PUBLIC SERVICE FINANCE

[logo:] FRANKLIN BUILDING

LEASE AGREEMENT

OFFICES

RING BUILDING NV

(LESSOR)

-

AGOMAB THERAPEUTICS NV

(LESSEE)

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BETWEEN

Ring Building NV, with registered office at [***], duly represented herein by:

-	FORTIM NV, with registered office at [***], represented by its permanent representative, Mr. Michael Lisman;

-	FINTEA MANAGEMENT & CONSULTING SERVICES BV, with registered office at [***], represented by its permanent representative, Mr. Tom Eeckhout.

Hereinafter referred to as “the Lessor”;

AND

AgomAb Therapeutics NV, with registered office at [***], duly represented herein by two directors, jointly:

-	Tim Knotnerus, CEO Director

-	John Haurum, Chair Director

Hereinafter referred to as “the Lessee”;

The Lessee and the Lessor are hereinafter jointly referred to as “the Parties” or individually as “the Party”.

IT WAS AGREED AS FOLLOWS:

The Lessor is the owner of the building consisting of commercial spaces, offices, and parking areas, known as the Franklin Building, located at 2600 Berchem (Antwerp), Posthoflei 1-3-5 (hereinafter “the Building”).

The Parties agree to enter into a Lease Agreement under the Special and General Conditions set out hereinafter (“the Agreement”).

Moreover, the following Annexes shall be attached to the Agreement, of which the Parties acknowledge knowing, and which establish their mutual agreements, with the same legal effect as the Agreement. All Annexes shall form an integral part of the Agreement.

-	Annex 1 : Plans

-	Annex 2 : Bank Guarantee

-	Annex 3 : Internal Rules and Regulations

-	Annex 4 : Incoming inspection report

-	Annex 5 : EPC Certificate

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The Agreement and its Annexes constitute the entirety of the contractual relationship between the Lessee and the Lessor, and supersede all prior proposals and/or commitments, whether written or verbal, between the Parties concerning the Agreement.

In accordance with Articles VI.104 and VI.104/1 of the Economic Law Code, each Party acknowledges that it has in fact negotiated each provision (both the Special Conditions and the General Conditions) with the other Party and that it has accepted each provision after having understood its content and implications, deeming these implications to be fair, balanced, and appropriate in light of the Agreement. The terms of the Agreement shall, therefore, always take precedence within the meaning of Article 5.23, paragraph 2 of the Civil Code.

In the event of a conflict between the provisions of the Special Conditions and the General Conditions, the Special Conditions of the Agreement shall prevail. In the event of a conflict between the provisions of the Agreement and its Annexes, the Agreement shall prevail.

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I. SPECIAL CONDITIONS

1.	Description of the leased premises

1.1.          The Lessor leases to the Lessee, who accepts, the rental units described hereinafter in the Building as indicated on the plans in Annex 1 (“the Leased Premises”):

Type	Level	Number	Units	Gross indicative area (m2)	Ref.
Offices	2	2A	418	406	2-A-l
Offices	2	2B	337	328	2-B-l
Offices	2	2C	376	366	2-C-l
Indoor parking spaces	-1	52-56 and 104-108	80	N/A	1-P-052; 1-P-053; 1-P-054; 1 P-055; 1-P-056; 1-P-104; 1-P-105; 1-P-106; 1-P-107; 1-P-108
Outdoor parking spaces	0	8; 19; 23-26; 57-60	50	N/A	0-P-008; 0-P-019; 0-P-023; 0-P-024; 0-P-025; 0-P-026; 0-P-057; 0-P-058; 0-P-059; 0-P-060

2.	Duration

2.1.          This Agreement shall enter into force on 12/12/2023 with respect to the office spaces with reference 2-A-1, the ten (10) outdoor parking spaces, and the five (5) indoor parking spaces with references 1-P-104, 1-P-105, 1-P-106, 1-P-107, 1-P-108.

The lease with respect to the office spaces with references 2-B-1 and 2-C-1, as well as the five (5) indoor parking spaces with references 1-P-052, 1-P-053, 1-P-054, 1-P-055, and 1-P-056, shall, however, only come into effect on 08/01/2024 and shall be made available to the Lessee from that date.

2.2.          The Agreement is concluded for a term of nine (9) consecutive years starting from 12/12/2023, and shall terminate automatically on 12/11/2032, without notice, by the mere expiry of the term.

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2.3.          The Lessee reserves the right to terminate the Agreement on 12/11/2026, subject to a notice period of six (6) months, communicated to the Lessor by registered letter, and on 12/11/2029, subject to a notice period of twelve (12) months, communicated to the Lessor by registered letter.

The Lessee shall owe a termination fee to the Lessor equal to:

-	Three and a half (3.5) months’ base rental price in accordance with Article 3 of the Special Conditions in the event of termination on 12/11/2026;

-	One and a half (1.5) months’ base rental price in accordance with Article 3 of the Special Conditions in the event of termination on 12/11/2029.

The termination fees referred to in this Article shall not be owed by the Lessee to the Lessor if the following conditions are cumulatively met:

1.	During the notice period, the Lessee shall propose a new prospective lessee to the Lessor, or the Lessor shall find a new prospective lessee willing to take over the Leased Premises under at least the same conditions, in particular but not limited to obtaining a minimum market rental price of €140.00/m2/year, adjusted for indexation, from the new prospective lessee;

2.	The Lessor agrees to this new prospective lessee;

3.	A new lease agreement shall be concluded by the Lessor with the prospective lessee referred to in point (1), with the lease commencing from the moment the Agreement with the Lessee has been terminated.

4.	In the event that the new prospective lessee is introduced by the Lessor itself, the Lessee shall reimburse the Lessor for the brokerage and advertising costs incurred by the Lessor to find this prospective lessee, up to a maximum equal to the applicable termination fee at that time (i.e., 3.5 months’ rent after the 3rd year and 1.5 months’ rent after the 6th year).

2.4.          The Lessor has the right to terminate the Agreement on 12/11/2029, subject to a twelve (12) month notice period given to the Lessee by registered letter.

2.5.          The Lessee shall only be entitled to take possession of the keys after payment of the initial advance payments for costs and charges, the signing of the incoming inspection report by both Parties in agreement, and provided that the security deposit has been validly constituted in accordance with the provisions of this Agreement.

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3.	Rental Price

3.1.          This annual base rental price is mutually agreed upon at an amount of €181,500.00, and is composed as follows:

Offices	€159,500.00
Outdoor parking spaces	€12,500.00
Indoor parking spaces	€9,500.00

3.2.          The Parties expressly agree that this total rental price shall be payable from 12/12/2023, subject to the provisions further set out in Article 3.4 of the Special Conditions. The rental price is payable in accordance with the provisions of the General Conditions and into the account of the Lessor.

3.3.          The rental price shall be adjusted annually (on December 12 of each year, starting from December 12, 2024) in accordance with the provisions of the General Conditions. The base index figure is the index figure of the month preceding the signing of the Agreement.

The Parties expressly agree that on the first anniversary of the Agreement, being 12/12/2024, the indexation shall be calculated on the total rental price in accordance with Article 3.1 of the Special Conditions. The amount of the rental price adjustment corresponding to the period prior to the lease of the office spaces with references 2-B-1 and 2-C-1, as well as the five (5) indoor parking spaces with references 1-P-52, 1-P-53, 1-P-054, 1-P-055, and 1-P-056, i.e., for the period from 12/12/2023 to 07/31/2024, shall be deducted by the Lessor from the rental price invoice as of 12/12/2024. This adjustment shall be made once by means of a credit note, which shall be sent by the Lessor to the Lessee together with the notice in accordance with Article 5.3 of the General Conditions (as amended in Article 10 of the Special Conditions).

The arrangement in the preceding paragraph shall only apply to the adjustment of the rental price on the first anniversary of the Agreement.

3.4.          By way of an exceptional, personal, and one-time measure, the Lessor grants the Lessee a rent-free period equal to an amount of [***], which shall be applied from the commencement date of the Agreement until the amount is fully utilized. This rent discount is granted to the Lessee on the express condition that the Lessee complies with all of its obligations under the Agreement throughout the entire term of the lease, in particular, but not limited to the provisions regarding the bank guarantee and the payment of the rental amount and advance payments for costs and charges.

This rent-free period shall not affect the other provisions of this Agreement, including, but not limited to, the provisions regarding the security deposit and the payment of advance payments.

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In the event of failure by the Lessee to strictly comply with all lease conditions, the rent discount provided for in this Article shall not apply, and the Lessor shall be entitled to claim the full rental price from the commencement of the Agreement.

This rent discount is granted in particular on the express condition of compliance with the terms of the Agreement, as set out in Article 2.2 of the Special Conditions, subject to Article 2.3 of the Special Conditions. However, if the Agreement is terminated before the end of this term at the Lessee’s expense, in accordance with Article 15 of the General Conditions, the Lessee shall repay to the Lessor the amount received by virtue of this rent-free period. In such a case, Article 8 of the General Conditions shall apply.

4.	Advance payments for costs and charges

4.1           The Lessee shall pay advance payments for common costs owed by the Lessee in accordance with Article 7A of the General Conditions, and for individual costs that cannot be paid directly by the Lessee to the relevant company, increased by VAT and advance payments for property tax, regional/municipal taxes, in accordance with Article 7B of the General Conditions.

These advance payments are payable in accordance with the provisions of the General Conditions and into the account of the Lessor, and shall be determined on an annual basis as follows:

a)	For the period from 12/12/2023 to 07/31/2024:

Type	Service charges (excl. VAT)	Taxes
Offices	€16,240.00	€6,090.00
Outdoor parking spaces	€550.00	€600.00
TOTAL	€16,790.00	€6,690.00

a)	From 08/01/2024:

Type	Service charges (excl. VAT)	Taxes
Offices	€44,000.00	€16,500.00
Indoor parking spaces	€850.00	€930.00
Outdoor parking spaces	€550.00	€600.00
TOTAL	€45,400.00	€18,030.00

5.	Bank Guarantee – Initial Amount

5.1.          The Lessee shall provide a security deposit in accordance with the provisions of the General Conditions, in an amount equal to six (6) months’ rent, i.e., an initial amount of €90,750.00.

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6.	Bank Account – Administrator

6.1.          The Lessor has appointed, as administrator for its properties in the Building, the company ALL YIELD NV, with registered office at [***] (hereinafter “the Administrator”).

6.2.            All amounts payable to the Lessor under this Agreement shall be validly paid to the following account number, or to any other account that may be notified by the Lessor: [***].

7.	Expert inspection report

7.1.          For the preparation of the inspection report in accordance with Article 17 of the General Conditions, the Parties jointly appoint:

Mr. JOHAN DE PREZ, surveyor and real estate expert

[***]

[***]

[***]

Or

ASAM SA, surveyor and real estate expert

[***]

[***]

[***]

7.2.          After completion of the works by the Lessee in accordance with Article 9.2 of the Special Conditions and by the Lessor in accordance with Article 9.3 of the Special Conditions, an addendum to the incoming inspection report shall be drawn up in accordance with Article 7.1 of the Special Conditions and Article 17 of the General Conditions.

7.3.          After completion of the works by the Lessor in the offices referenced 2-B-1 and 2-C-1 in accordance with Article 9.1 of the Special Conditions, an addendum to the incoming inspection report shall be drawn up in accordance with Article 7.1 of the Special Conditions and Article 17 of the General Conditions.

8.	Registration

8.1.          Only for the collection of registration duties, the Parties estimate the costs and charges imposed on the Lessee by the Agreement at 10% of the annual rental price.

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9.	(FURNISHING) WORKS

9.1.          The Lessor is willing, at its own expense, to carry out the following works in the Leased Premises, prior to the respective commencement date of the lease, subject to force majeure:

-	Creation of an open-plan space by removing the existing interior walls;

-	Removal of the current three (3) entrance door(s) and the installation of new glass RF entrance door(s) (door type as used by the lessee The House of Development NV in the Building). Any modifications required as a result of the Lessee’s connection to the alarm and/or access control system are not included;

-	Smoothing/leveling the existing pillars where necessary and painting them in a neutral color (white or similar);

-	Painting all fixed walls in a neutral color (white or similar);

-	Replacement of all existing ceiling tiles;

-	Replacement of the existing fluorescent lighting with LED lighting;

-	Thorough cleaning of the window frames;

-	Inspection and statutory certification of the HVAC system.

This agreement does not affect the Lessee’s contractual obligations regarding the maintenance and repair of the Leased Premises at the end of the Agreement.

9.2.          The Lessee undertakes, after the respective commencement date of the lease, to remove the existing carpet and install a new carpet and/or equivalent flooring in the Leased Premises, using quality materials, in consultation with the Lessor and in compliance with the procedure set out in Article 9 of the General Conditions of the Agreement.

On the condition that the Lessee submits the invoices it has paid for the execution of these works in accordance with the Lessor’s approval, the Lessee shall benefit from an additional rent discount on top of and following the rent-free period provided for in Article 3.4 of the Special Conditions, up to a fixed maximum amount of €22,997.70. The Lessor shall deduct the aforementioned invoices received from the Lessee (taking into account the aforementioned maximum amount) from the invoicing of the rents following the rent-free period provided for in Article 3.4 of the Special Conditions.

9.3.          The Lessor shall arrange for the disconnection of the charging stations from the low-voltage panel and the electricity meter of the Leased Premises as soon as possible after the signing of the Agreement. The Lessor shall inform the Lessee in due time about the schedule and the exact timing of these works. This disconnection shall also be jointly recorded by the Parties in the addendum to the incoming inspection report, in accordance with Article 7.2 of the Special Conditions of the Agreement.

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10.	Special Deviating Provisions

The Parties have agreed to the following additional deviations:

a)	Regarding the General Conditions of the Agreement:

•	With regard to Articles 1.1 and 17.1, the Lessor hereby declares that it has no knowledge of any easements by which the Leased Premises may be encumbered or benefited.

•	Article 5.3, 1st sentence, is replaced by the following: “The adjustment of the rental price based on the above formula shall be made by the Lessee following timely notification by the Lessor.”

•	In Article 6.3, 1st sentence, the terms “six (6) months” are replaced by “four (4) months”.

•	Article 6.7 is replaced by the following: “Independent of this security deposit, and in accordance with Article 1752 of the former Civil Code, the Lessee must equip the Leased Premises with furniture and furnishings of sufficient value to secure at least six months of the applicable rental price.”

•	In Article 7.12, 2nd paragraph, last sentence, the terms “ten (10) working days” are replaced by “thirty (30) calendar days”;

•	In Article 7.17, 3rd paragraph, last sentence, the terms “ten (10) working days” are replaced by “thirty (30) calendar days”;

•	In Article 8.2, the interest rate of 10% is replaced by the statutory interest rate applicable as provided for in the law of August 2, 2002, on combating late payment in commercial transactions;

•	The following sentence in Article 11.1 shall be deemed not written: “Furthermore, the Lessee unconditionally waives any claim that it could file under Articles 1386 and 1721 of the former Civil Code.”

•	Article 14.2 is supplemented with the following sentence: “If, as a result of a partial expropriation of the Leased Premises, the Lessee demonstrates that the normal use of the Leased Premises has become impossible, the Agreement shall also terminate on the date on which the expropriating authority takes possession of the Leased Premises.”

•	Article 16.2, 2nd sentence, is replaced by the following: “The Party invoking force majeure must inform the other Party of the reason for the inability of performance within a period of eight (8) calendar days and by registered letter.”

•	Article 18.2 is replaced by the following: “In the event of a transfer of all or part of the Leased Premises and/or the Building, or in the event of a change of control of the Lessor’s company, the buyer or Lessor may terminate the Agreement without any compensation being due, within three (3) months after the sale or change of control, with a notice period of eighteen (18) months, served by registered letter and clearly stating the reasons for termination.”

•	In Article 19.1, the last sentence shall be considered as not written.

•	Article 19.3, 2nd paragraph, shall be considered as not written.

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•	Article 22.1, last sentence, is replaced by the following: “The Lessee furthermore undertakes to comply at all times with the laws and regulations applicable to its activity, as well as with any reasonable written instruction given by the Lessor or its Administrator.”

•	With regard to Article 23.1, the Lessor declares that, as soon as possible after signing the Agreement, it will provide signage for the Lessee in the common areas of the Building, following the example of the existing lessees.

b)	Regarding the Internal Rules and Regulations:

•	Article 18, the last sentence in fine, is supplemented with the following terms: “without prejudice to Article 11 of the General Conditions of the Agreement”.

The provisions of this Article are strictly personal to the Lessee and may not be transferred, even in the context of a permitted transfer.

11.	Confidentiality

The financial terms and conditions set out in this Agreement are strictly confidential and shall be respected by the Lessee, provided that (i) the Lessee may share this information with its directors, existing and potential shareholders, and its professional advisors, and (ii) the Lessee may disclose this information if required to do so in order to comply with its legal or regulatory obligations.

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II. GENERAL CONDITIONS

1.	Object

1.1.          The Lessor leases to the Lessee, who accepts, the Leased Premises as described in Article 1 of the Special Conditions of this Agreement, together with all easements by which they may be encumbered or benefited.

1.2.          The Lessee is well acquainted with the Leased Premises, having inspected them, and declares that no further description is required other than that set out in the inspection report, which was jointly prepared by the Parties prior to the commencement of the lease.

1.3.          The areas mentioned in the Special Conditions are provided for indicative purposes only. The Parties may not request an increase or decrease in the rental price if the stated areas prove to be incorrect.

2.	Purpose/Zoning – Urban Planning

2.1.          The Leased Premises, as set out in Article 1 of the Special Conditions, may be used exclusively as follows: the office space is leased solely for use as offices; the parking spaces may only be used for the parking of cars, light commercial vehicles, and motorcycles; and the storage rooms may only be used for storing goods. The storage of hazardous (toxic, highly flammable, etc.) products in the Leased Premises is expressly prohibited.

2.2.          If the Lessee changes this permitted use without the prior, specific, and written consent of the Lessor, the latter shall have the right to demand termination (in accordance with Article 15 of the General Conditions) of the Agreement to the detriment of the Lessee, as the Parties expressly agree that any change in use constitutes a serious contractual breach.

2.3.          The designation of the use of the Leased Premises does not constitute any commitment or obligation on the part of the Lessor to ensure that this use is or will remain guaranteed, except in cases of willful concealment or fraud. The Lessor shall make reasonable efforts to preserve the permitted use of the Leased Premises.

2.4.          It is expressly agreed that the Lessee alone is responsible for obtaining all necessary information, strictly complying with all urban planning regulations, and, to the exclusion of any responsibility of the Lessor, obtaining all necessary authorizations and permits for the operation of its activity. The Lessee accepts and declares that it will comply with all obligations arising therefrom and will be responsible for all formalities in this regard.

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In the context of its operations, the Lessee shall comply with all legal and regulatory requirements.

2.5.          Both upon the commencement of the Agreement and during its term, the Lessee shall, at its own expense, carry out all works, modifications, or extensions of the Leased Premises necessary to bring the Leased Premises into compliance with the agreed use, as well as with all legal, administrative, professional, or other existing or future regulations, regardless of the scope, concerning the nature of its operations, hygiene, health, public safety, or workplace safety. The Lessee undertakes to carry out these works at its own expense and under its sole responsibility, without involvement of the Lessor, and to perform these works in a workmanlike manner using quality materials.

2.6.          Under no circumstances shall any restrictions, obligations, or changes related to the activity that the Lessee carries out or intends to carry out in the Leased Premises release the Lessee from its obligations under the Agreement, and in particular from the obligation to continue the lease and pay the rental amount. In such a case, he shall request the Lessor’s consent for a change in the use of the Leased Premises in accordance with the applicable laws or regulations.

2.7.          Accordingly, the Lessee must personally ensure the payment of all amounts, levies, taxes, and other charges related to the activities it carries out in the Leased Premises or for the use of the Leased Premises.

2.8.          If the Lessee carries out an activity without possessing the required permits, it shall be liable for all harmful consequences that may result for the Lessor, and must indemnify the Lessor against all claims, complaints, or other demands that may be brought against it as a result of such activity.

2.9.          Except insofar as deviated from in this Agreement, and for all matters not expressly provided for in this Agreement, this lease shall be governed by general law and the customary practices regarding the lease of offices.

2.10.        Under no circumstances may the Lessee use the Leased Premises for purposes that would cause this Agreement to fall under the application of the Act of April 30, 1951, on Commercial Leases. The Lessee is also prohibited from holding a public sale in the Leased Premises.

3.	Term – Commencement

3.1.            The lease commences on the date specified in Article 2.1 of the Special Conditions. Upon the expiry of the period referred to in Article 2.2 of the Special Conditions, this Agreement shall cease to have any effect, unless the Agreement is extended with the mutual and written consent of the Parties.

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3.2.          Under no circumstances may the Agreement be tacitly extended. The mere fact that the Lessee continues to use the Leased Premises after the expiry of this Agreement, and/or continues to pay rent, shall in no case be considered as a tacit extension of the lease or a renewal of the tenancy. Any extension of the Agreement shall be subject to a written agreement between the Parties. If the Lessee wishes to obtain any extension of the Agreement, the Lessee shall submit a written request to the Lessor, at least twelve (12) months before the end of the Agreement, by registered mail. If the regime of Article 1738 of the (former) Civil Code were to apply, the Agreement may at any time be terminated by either Party with six (6) months’ notice given by registered letter. This provision shall in no way confer any right on the Lessee to any potential extension.

3.3.          The term of this Agreement and its fundamentally non-terminable nature, except as may be otherwise provided for in the Special Conditions, constitute essential conditions of the Agreement, without which the Lessor would not have entered into the contract, and which formed the basis for determining the lease conditions.

4.	Rental Price

4.1.          The lease is granted and accepted in consideration of the payment of the annual base rental price set out in the Special Conditions.

4.2.          The rental price shall be payable in advance on a quarterly basis, no later than the first day of each new quarter (i.e., January 1, April 1, July 1, and October 1 - these dates shall be considered as due dates). The rental price for the period between the commencement of the lease and the first due date shall be payable no later than the commencement date of the Agreement.

4.3.          The rental price shall become automatically due on the due date. The expiry of the stipulated term shall constitute a formal notice of default.

4.4.          The rental price due for the period between the commencement of the lease and the end of the first quarter of the lease shall be calculated on a pro rata basis. The rental price for the period preceding the end of the lease shall also, where applicable, be reduced on a pro rata basis.

5.	Indexation

5.1.          The Parties expressly agree that the base rental price mentioned in Article 3 of the Special Conditions is linked to the health index published in the Belgian Official Gazette.

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5.2.          Without ever being lower than the base rental price, the rental price shall be adjusted each year on the anniversary of the commencement of this Agreement according to the following formula:

Base rental price x new index figure
Base index figure

For the purposes of this Article, it is specified that:

-	The base rental price is that which was agreed upon in the Special Conditions, excluding the costs and charges imposed on the Lessee under this Agreement.

-	The new index figure is the index figure of the month preceding the anniversary of the commencement date.

-	The base index figure is the index figure specified in the Special Conditions.

5.3.          The adjustment of the rental price based on the above formula shall be made automatically by the Lessee without the need for a formal notice of default from the Lessor. Any silence on the part of the Lessor can in no case be interpreted as a waiver of the right to annual indexation. It is expressly agreed that such a waiver by the Lessor can only be established by a written agreement signed by the Lessor.

5.4.          If the “health index” is no longer mandatorily applicable to lease agreements, the rental price amount shall be linked to the consumer price index. In the event that the calculation basis of the consumer price index is changed or the index is abolished, the Parties expressly agree to link the rental price to the new system that replaces this index, provided that the rental price shall in no case be lower than the last rental price calculated based on the previous method of calculating the index.

In the absence of a new criterion for indexation, the base rental price shall be indexed based on the cost of living. The Parties shall use all reasonable efforts to agree on a replacement formula.

5.5.          If mandatory legislation or regulations were to affect the economic balance of the Agreement, for example by prohibiting the indexation of the rent amount or by stipulating that property taxes cannot be charged to the Lessee, the Parties declare that they wish to maintain the economic balance as it existed at the time of entering into the Agreement or at the last modification of the lease conditions.

In order to determine the necessary amendments to the Agreement, and in particular the adjustment of rental amounts necessary to maintain the economic balance, an expert shall be appointed by the Parties by mutual agreement, or, failing such agreement, by the competent Justice of the Peace at the request of the most diligent Party. The Parties shall entrust this expert with the task of amending the Agreement, and in particular the rental price, in order to maintain the economic balance, regardless of mandatory legislation or regulations, or unforeseen circumstances that have arisen since the last determination of the lease conditions, provided that the rental price shall not, however, be lower than the initial base rental price or the rental price set following the last adjustment.

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6.	Guarantee

6.1.          As guarantee for the proper performance of the Lessee’s obligations, the Lessee shall, no later than the commencement date of this Agreement, provide a guarantee in favor of the Lessor for an initial amount as set out in the Special Conditions.

6.2.          The guarantee shall take the form of an autonomous, unilateral, irrevocable, and abstract bank guarantee, payable on first demand (callable by registered mail), issued by a Belgian banking institution of good reputation and sound financial standing with its registered office in Belgium, and governed by Belgian law, approved by the Lessor. The guarantee secures any contractual claim that the Lessor may bring against the Lessee under the Agreement or arising from circumstances occurring during the term of the Agreement. In the event of a call on the guarantee, the amount requested shall be unconditionally paid by the bank to the Lessor, regardless of any objection by the Lessee.

6.3.          The bank guarantee shall commence on the commencement date of this Agreement and shall remain in force for the entire duration of the Lessee’s occupancy, including in the event of renewal, express or tacit extension, until it is established that the Lessee has fulfilled all of its obligations under this Agreement, with a minimum of six (6) months after the Lessee’s departure and in no case earlier than the end date of the Agreement. This guarantee may not be revoked without the formal and written consent of the Lessor. The guarantee shall be transferable to any eventual purchaser of the Building or the Leased Premises.

6.4.          The Lessee may under no circumstances offer the guarantee, in whole or in part, as payment of its contractual debts under the Agreement or arising from circumstances occurring during the term of the Agreement. In the event of default by the Lessee, the Lessor may, however, use the guarantee to offset the arrears of rental price, advance payments, and more generally, any amounts owed by the Lessee to the Lessor.

6.5.          The amount of the guarantee shall be adjusted each time the rental price increases by 10% as a result of the indexation pursuant to Article 5 of the General Conditions. If the Lessor uses the guarantee in whole or in part, the guarantee must be replenished so that it is at all times in favor of the Lessor at least equal to the amount specified in the Special Conditions.

6.6.          The Parties expressly agree that the failure of the Lessee to make the guarantee valid constitutes a serious breach, on the basis of which the Lessor may seek the judicial termination of the Agreement at the Lessee’s expense.

6.7.          Independent of this guarantee, and in accordance with Article 1752 of the former Civil Code, the Lessee must equip the Leased Premises with furniture and furnishings of sufficient value to secure one (1) year of the applicable rental price.

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7.	Costs and charges

A.	Costs

a.	Individual costs

7.1.          All costs, consumption, and charges relating to the Lessee’s occupancy shall be borne by the Lessee, in particular the fees and costs for the consumption of water, gas, heating oil, and electricity of the private premises, as well as the fees and costs for the installation and rental of meters and measuring devices.

7.2.          The individual electricity consumption within the leased office space shall be determined using a dedicated meter for the Lessee. The Lessee must conclude a contract directly with a Belgian energy supplier.

7.3.          The Lessor reserves the right to bill water and gas based on actual consumption in the future, to pass on the cost to the Lessee, and to request a provision from the Lessee for this purpose.

7.4.          Any subscriptions for telephone, fax, cable TV, and internet, as well as all related costs, such as connection fees, rental, and consumption charges, shall be borne by the Lessee. The Lessee shall make such payments directly to the relevant company.

7.5.          The Lessee is entitled to install other communication equipment. The costs for the installation and use thereof shall also be borne by the Lessee and shall be paid directly to the relevant company.

7.6.          The Lessor does not guarantee the connection to or the proper functioning of any distribution or communication network.

7.7.          If in the future, the division of a floor results in the private use of certain common areas, the costs and charges related to such use shall be borne solely by the respective users of that floor. The maintenance of the relevant common areas in private use shall not be the responsibility of the Lessor or its Administrator, except by express agreement between the Parties.

b.	Service Charges

7.8.          The Lessee shall contribute its pro rata share of the service charges relating to the Building, based on the number of units of the Leased Premises and their respective functions, as set out in Article 1 of the Special Conditions, relative to the total number of units in the Building. The total number of units in the Building amounts to 12,560. These service charges are subject to VAT.

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These costs are calculated based on the allocation keys used by the Lessor or its Administrator in order to individualize, as far as possible, the costs and consumption of each lessee. The Parties expressly agree that the Lessor may at any time adjust the method of calculating the common costs based on allocation keys that allow the costs and consumption of each lessee to be individualized as accurately as possible.

7.9.          The service charges relate to, among other things, the central facilities, common and service areas, and the services provided by the Lessor for the benefit of the lessees and from which the lessees derive benefit. These service charges include, among others, the following items:

-	the consumption of fuel, water, and electricity; the operation, inspection, maintenance, repairs, and any replacement of parts of the heating, cooling, air-handling and booster pump installations; and the installation or rental of any intermediate meters;

-	the consumption of fuel in the common areas;

-	the electrical power, operation, rental, subscription and consumption of the telephone system, as well as the inspection, maintenance, repairs and any replacement of parts of the elevator;

-	the electrical power, operation, rental, subscription and the use of the telephone installation system, as well as its inspection, maintenance, repairs and any replacement;

-	the rental of the internal telephone installation system and of other security or surveillance systems. the electrical power, operation, inspection, maintenance, repairs, and any replacement of parts of these installations;

-	the maintenance, electricity consumption, operation, inspection, repairs, and any replacement of parts of the lighting installations in the common and service areas, of the exterior lighting, the emergency power equipment, and of the distribution boards in general;

-	the maintenance of the flower boxes, the care and replacement of plants in the common areas, and the maintenance and replacement of other amenities and/or decorative features in general;

-	the periodic cleaning of the common areas and of the common amenities and/or decorative features;

-	the subscription for water supply, and the inspection, maintenance, and repairs of the central supply and drainage systems and sewers;

-	the risk of glass breakage, and the periodic cleaning and washing of windows in the common areas and service areas;

-	the periodic washing of the exterior of the windows forming part of the Leased Premises, including the maintenance, inspection, repairs, and any replacement of parts of the installations;

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-	costs, fees, lodging, salaries, social charges, insurance costs, and allowances, to the extent applicable, relating to the concierge and staff employed for the administration, maintenance, cleaning, supervision, and security of the Building;

-	the rental, maintenance, and any replacement of fire extinguishers and other fire protection systems, both in the Leased Premises (if applicable) and in the common and service areas;

-	the insurance premiums and deductibles relating to all policies taken out for the Building, and for its management and maintenance;

-	storage, transport, and collection of household waste, including replacement, as well as the rental or purchase of household waste containers;

-	the emptying of pits, including septic, toilet, and cesspools, and the unblocking of sanitary pipes;

-	the cleaning of the chimney and ventilation ducts;

-	the costs resulting from criminal acts or vandalism by persons whether or not associated with the Building;

-	any other services and special facilities which the Lessor organizes for the proper operation of the whole; and

-	the fee for the management of the Building.

The above list is provided for informational purposes only and is therefore not exhaustive.

c.	Provision

7.10.        The Lessee shall pay advance payments quarterly and in advance to the Lessor for the above-mentioned service charges and, where applicable, for private use, simultaneously with the payment of the rental amount, the initial amount of which is set out in Article 4 of the Special Conditions of the Agreement.

These advance payments shall become automatically due on the due date, without prior notice of default.

The first advance payments due for the period between the commencement of the lease and the end of the first quarter shall be calculated on a pro rata basis. The advance payments relating to the period preceding the end of the lease shall, where applicable, be reduced on a pro rata temporis basis.

7.11.        The advance payments are only an estimate, and the determination of the amount of the advance payments does not entail any obligation on the part of the Lessor regarding their correspondence with the actual costs.

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7.12.        The Lessor or its Administrator shall ensure that the Lessee receives an annual statement of the actual service charges and, where applicable, private consumption. If it appears that the advance payments paid by the Lessee during the year are insufficient to cover the actual expenses, the balance shall be invoiced to the Lessee. If it appears that the advance payments paid by the Lessee during the year exceed the actual expenses, the difference shall be refunded to him or deducted from the next invoice.

The amount of the advance payments shall be adjusted periodically in order to align it with the actual costs of the preceding year. The Lessor shall inform the Lessee of any adjustment to the advance payments by means of a notice. The Lessee may contest the adjustment with reasons within ten (10) working days from the postmark of the notice, and in the absence of any response within the aforementioned period, the adjustment shall be deemed accepted.

7.13.        The VAT applicable to the service charges and individual costs shall be borne by the Lessee.

7.14.        The Lessee shall be entitled to inspect the invoices relating to the actual costs, by appointment, at the offices of the Lessor or its Administrator.

B.	Charges

7.15.        All present and future taxes, levies, and contributions, of any kind, ordinary or special, permanent or temporary, including property tax and any other tax on real estate, taxes relating to the Lessee’s activity or the occupation of the Leased Premises, whether payable to the State, the Region, the Province, the Municipality, or any other governmental authority, which may apply to the rent or occupation of the Leased Premises, as well as VAT to the extent it is charged to the Lessee or relates to the rent, shall be borne exclusively by the Lessee. This list is not exhaustive. If the Lessee, due to its activity, is entitled to a (partial) tax exemption, it must provide the necessary certificates to the Lessor.

7.16.        The Lessor reserves the right to require the Lessee to pay advance payments, payable in advance on a quarterly basis together with the rent, in an amount as specified in Article 4 of the Special Conditions of this Agreement.

Where applicable, these advance payments shall become automatically due on the due date. The expiry of the stipulated term shall constitute a formal notice of default.

The first advance payments due for the period between the commencement of the lease and the end of the first quarter shall be calculated on a pro rata basis. The advance payments relating to the period preceding the end of the lease shall, where applicable, be reduced on a pro rata temporis basis.

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7.17.        These advance payments are only an estimate, and the determination of the amount of the advance payments does not entail any obligation on the part of the Lessor regarding their correspondence with the actual costs.

The Lessor or its Manager shall ensure that the Lessee receives an annual statement of the actual charges. If it appears that the advance payments paid by the Lessee during the year are insufficient to cover the actual expenses, the balance shall be invoiced to the Lessee. If it appears that the advance payments paid by the Lessee during the year exceed the actual expenses, the difference shall be refunded to the Lessee or deducted from the next invoice.

The amount of the advance payments shall be adjusted periodically in order to align it with the actual costs of the preceding year. The Lessor shall notify the Lessee of any increase in the advance payments. The Lessee may contest the increase with reasons within ten (10) working days from the postmark of the notice, and in the absence of any response within the aforementioned period, the increase shall be deemed accepted.

7.18.        If a statutory provision were to impose the property tax or other taxes, levies, or contributions, in whole or in part, on the Lessor, the Lessor reserves the right to restore the economic balance between the Parties by increasing the rental price by an amount equal to that of such tax, levy, or contribution.

7.19.        The Lessee shall be entitled to inspect the invoices relating to the actual costs, by appointment, at the offices of the Lessor or its Administrator.

8.	Payment terms

8.1.          All amounts payable by the Lessee under this Agreement shall be paid to the Lessor at the bank account specified in the Special Conditions or by any other means that the Lessor may notify the Lessee of during the term of the Agreement.

8.2.          Without prejudice to the Lessor’s other rights and claims, any amount due from the Lessee shall, by operation of law and subject to a prior formal notice, accrue interest at a rate of 10% per annum from the due date, with each commenced month counted as a full month, as well as an administrative fee of €25.

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9.	Alterations to the Leased Premises

9.1.          Except for less stringent mandatory legal provisions, the Lessee may not carry out any alterations, modifications, construction, or demolition work, other than mere repair or maintenance work, to the Leased Premises without the prior express written consent of the Lessor. When requesting consent to carry out the works, the Lessee must submit the plans and specifications relating to the proposed works to the Lessor. The Lessor’s refusal does not need to be justified, and any consent granted may be subject to certain conditions.

9.2.          The Lessor has the right to supervise or have supervised the approved works. However, such works shall be carried out solely under the responsibility of the Lessee, who shall provide the necessary insurance coverage and submit proof thereof to the Lessor no later than one (1) month before the commencement of the works. The Lessee shall indemnify the Lessor against any complaints and/or claims from anyone, including other lessees, neighbors, and third parties, arising from such works. The Lessee shall ensure that the private installations, fit-out, or alteration works in the Leased Premises do not impair the general operation of the Building.

9.3.          The Lessee must carry out the works in a workmanlike manner and may only commence the works after having obtained all necessary permits and/or approvals required for their execution.

9.4.          The works shall be carried out by recognized contractors and supervised by an architect registered with the Order of Architects, as well as a safety coordinator. The Lessee shall provide the Lessor with a list of all professionals who will be involved in these works. The Lessee shall comply with all applicable safety obligations, including those imposed by insurance companies and/or fire services. The Lessor must be invited to attend the provisional and final handovers. Under no circumstances shall the contractors use the common areas of the Building for the passage of personnel and/or materials necessary for the execution of the works, except with the prior written consent of the Lessor. In the event such permission is granted, the Lessee shall be required to have an inspection report drawn up for the common areas prior to the commencement of the works and shall be liable to compensate the Lessor for any damage that may be found in the common areas at the end of said works, without any possibility of objection.

9.5.          The Lessee’s works shall not cause any inconvenience to the other lessees in the Building. Where applicable, the Lessor may order the immediate cessation of the works and require that the Lessee’s works be carried out outside office hours.

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9.6.          At the end of the works, the Lessee shall provide the Lessor with a complete post-intervention dossier (PID). In the event of non-compliance with this obligation, the Lessee shall owe the Lessor compensation equal to the cost of preparing this PID subsequently by a safety coordinator appointed by the Lessor.

9.7.          The Lessor shall be entitled to demand the demolition and restoration of any works and alterations carried out by the Lessee in violation of this Article. To this end, he shall serve the Lessee with a formal notice of default by registered mail. If the Lessee fails or refuses to carry out the requested reconstruction, demolition, or removal within one (1) month after such formal notice of default, the Lessor shall be entitled to carry out the necessary works himself, at the expense and risk of the defaulting Lessee.

10.	Maintenance and Repairs of the Leased Premises

A.	Obligations of the Lessor

10.1.        The Lessor shall only be responsible for major repairs in accordance with Article 3.154, §1 of the Civil Code, except for repairs whose costs clearly exceed the benefits of the property pursuant to the aforementioned Article 3.154, §1, as well as any future amendments to this Article. Also excluded are any structures or construction works erected by the Lessee or at his request, insofar as such works have not become necessary due to the fault, negligence, or culpability of the Lessee.

B.	To be borne by the Lessee

10.2.        The Lessee shall, at his own expense, be responsible for the maintenance and all repair works that are not the responsibility of the Lessor under this Article, regardless of their nature or scope.

The Lessee is specifically obliged to keep, repair, and maintain the Leased Premises and the installations located therein, or installed by the Lessee during the term of the Agreement, in good condition, working order, safety, and cleanliness. The Lessee shall carry out repairs whenever necessary and, if required, replace anything that cannot be repaired.

The Lessee shall, at its own expense, equip the Leased Premises with all materials required in accordance with the standards and regulations, whether existing or future, of any competent administrative authority, as well as those of the Lessee’s or Lessor’s insurers.

The Lessee shall be obliged, among other things, and without this list being considered exhaustive, to maintain, repair, and replace any private installations (heating, lighting, electricity, gas, plumbing, etc.), taps, pipes and drainage, windows, doors, wall and floor coverings, curtains, blinds, sunshades, solar screens, etc.

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The Lessee shall be obliged to clean and periodically inspect the chimneys and private heating installation at least once a year, as well as upon vacating the Leased Premises, and shall provide the Lessor with the corresponding inspection certificates.

The Lessee shall also protect the pipes and installations against freezing and ensure that the sanitary installations, pipes, and sewers do not become clogged.

10.3.        The Lessor may, by registered letter, require the Lessee to carry out all repair and maintenance works for which the latter is responsible and may demand that these works be completed no later than two (2) months after the sending of the registered letter. If the Lessee fails to carry out these works after receiving the registered letter, the Lessor may, no earlier than two (2) months after the aforementioned registered letter, have these works carried out at the Lessee’s expense, without prejudice to the Lessor’s right to claim damages or to terminate the Agreement in such case.

10.4.        The Lessor may, however, assume part or all of these obligations, which under this Article are the responsibility of the Lessee, for a certain period of time. In such a case, the costs incurred by the Lessor shall be borne by the Lessee and shall form part of the common costs as referred to in Article 7A of the General Conditions.

C.	Works Carried Out by the Lessor

10.5.        The Lessee accepts the execution of all works, even if they last more than forty (40) days, that are necessary during the term of the Agreement to enable the Lessor to duly and promptly fulfil his obligations, without any compensation or reduction of the rental price. In doing so, the Lessor shall take all reasonable measures to minimize the inconvenience to the Lessee and shall inform the Lessee in due time of the commencement and progress of the works, so as to ensure that the normal use of the Leased Premises by the Lessee remains possible.

The Lessee shall, without any compensation, grant access to the Leased Premises to the Lessor, his employees, architects, experts, workers, or any other person designated by the Lessor to inspect the condition of the Leased Premises and the Building in general, or to carry out the necessary inspections and works.

The Lessor has the right to install, maintain, use, repair, and replace pipes, ducts, and other utilities serving other parts of the Building that pass through the Leased Premises, while taking all possible measures to minimize any inconvenience caused to the Lessee by such works.

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10.6.        As soon as the Lessee becomes aware of it, he shall notify the Lessor by registered letter of any repairs for which the Lessor is responsible in accordance with the provisions of this Article, within seven (7) working days of becoming aware thereof, unless the matter is urgent (depending on the type of repair and/or nature of the damage). In the latter case, the Lessee shall immediately inform the Lessor of the necessity to carry out a repair. In the absence thereof, the Lessee shall be liable for the damage and for all other consequential losses resulting therefrom.

11.	Insurance Policies

A.	Waiver of Recourse

11.1.        The Lessor and the Lessee mutually waive, except in the event of willful misconduct or fraud, any recourse they may have against each other in the event of damage covered by the insurance policies referred to below, for any material or immaterial damage or loss they may suffer. This mutual waiver of recourse shall be communicated by each of the Parties to their respective insurers. This waiver of recourse does not apply to the various deductibles provided for in the insurance contracts, nor to the obligations deviating from common law that are included in this Agreement. This waiver of recourse shall benefit both the Lessor and the companies of its group, as well as their staff.

Furthermore, the Lessee unconditionally waives any claim that it could bring under Articles 1386 and 1721 of the former Civil Code.

B.	Insurance Policies to be Taken Out by the Lessee

11.2.        The Lessee is required, at his own expense and for the entire duration of the Agreement, to insure his equipment, all immovable fittings, alterations, and improvements, regardless of ownership, by means of an insurance policy covering fire and related risks, including all possible natural disasters, theft, terrorism, vandalism, and glass breakage, for an adequate amount. The Lessee shall also cover his civil liability for an amount of at least €1,250,000.

11.3.        These various insurance contracts must provide that the subrogated insurers waive any recourse against the Lessor and its Administrator and must contain a clause stipulating that such contracts may not be amended, cancelled, terminated, or invalidated except after a period of thirty (30) days commencing on the day following the date on which the insurer sends a registered letter to the Lessor notifying its intention to take such action. Failing this, the insurers shall remain bound towards the Lessor to the extent that the latter may claim all or part of the compensation arising from these contracts.

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11.4.        The Lessee shall, on his own initiative, take out any other insurance policies that may be legally required and any policies he deems useful.

11.5.        The Lessee shall provide the Lessor with a copy of the insurance certificates (containing at least the following information: maximum coverage with a description of the scope, coverage period, exclusions, and waiver of recourse) prior to the commencement of the Agreement, together with proof of payment thereof. The absence of insurance, insurance deemed inadequate, refusal, or even inability to provide the required supporting documents shall entitle the Lessor to take out or supplement the necessary insurance policies at the Lessee’s cost and expense, without prejudice to the Lessor’s right to pursue termination of the Agreement, by any legal means, on the grounds of gross negligence.

C.	Insurance Policies to be Taken Out by the Lessor

11.6.        The Lessor shall insure the Building against fire and related risks, including all possible natural disasters.

11.7.        A summary of the terms of this policy may be provided to the Lessee upon request, so that he may, as stated above, independently and with full knowledge, take out any insurance policies and/or supplementary policies he deems necessary.

11.8.        If the activities of the Lessee or of persons for whom he is liable result in an increase in the insurance premiums payable by the Lessor and the other lessees of the Building, such increase shall be borne exclusively by the Lessee.

11.9.        All premiums and premium supplements payable by the Lessor pursuant to the foregoing obligations shall be borne by the Lessee and shall be included in the common costs, as provided above. If, however, a loss is attributable to the Lessee, the deductible shall be charged to him exclusively.

12.	Safety and Regulations

12.1.        The Lessee undertakes to provide in the Leased Premises the necessary equipment for the prevention and control of fire, in accordance with the legal requirements or the regulations of the competent administrative authority or the insurance companies of the Lessee and/or the Lessor. The Lessee shall provide this equipment at his own expense. The Lessee must furthermore comply with all applicable legal obligations in this regard.

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12.2.        Under all circumstances, the Lessee shall remain solely responsible for maintaining the Leased Premises in compliance with any legislation, regulation, instruction, or notice issued by the competent authorities, including but not limited to the ARAB (General Regulations for Labor Protection) and the AREI (General Regulations for Electrical Installations), as well as any legislation that may become applicable to the Leased Premises during the entire term of the Agreement.

12.3.        Works imposed by administrative regulations based on the Lessee’s activity shall be borne by the latter, without his being entitled, upon departure, to claim reimbursement thereof from the Lessor, nor to invoke the termination of the Agreement for any reason whatsoever. Such works shall be governed by Article 9 of the General Conditions.

12.4.        The maximum permitted load on the floors, including the weight of interior partition walls, may not exceed 300 kg/m², unless otherwise specified in the internal regulations.

13.	Assignment and Sublease

13.1.        The Lessee may not assign or sublease the Leased Premises, in whole or in part, except with the express, prior, and written consent of the Lessor, whose consent may be made subject to any conditions he deems necessary. If the Lessee wishes to assign his lease, in whole or in part, he shall submit the signed deed of assignment or sublease agreement to the Lessor, which must necessarily include a suspensive condition of obtaining the Lessor’s written approval. At the Lessor’s first request, the Lessee shall provide all reasonable and/or relevant information that the Lessor may require concerning the prospective assignee or sublessee.

13.2.        If the Lessor permits the sublease, the Lessee shall ensure that the rights and obligations provided for in the Agreement are incorporated into the sublease contract. In the absence of such an undertaking by the assignee or sublessee, the assignment or sublease may not take place, even if expressly authorized by the Lessor. The term of the sublease may never exceed the duration of the Agreement.

13.3.        If the Lessor permits the assignment or sublease, the assignor and the assignee, or the Lessee and the sublessee, shall be jointly and severally liable towards the Lessor for the performance of all obligations arising from the Agreement until the end of its term.

13.4.        The Lessee shall provide the Lessor with a copy of the registered sublease or assignment agreement within thirty (30) days of its registration.

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13.5.        It is reiterated that the designated use of the Leased Premises constitutes an essential element of the Agreement, and no assignment or sublease may be submitted to the Lessor for approval under this Article if the assignee or sublessee is unable to comply with this essential condition in the context of the operation of the Leased Premises.

13.6.        At the Lessor’s first request, the Lessee shall be obliged to immediately evict any persons occupying the Leased Premises in violation of the provisions of this Agreement.

14.	Expropriation

14.1.        In the event of expropriation for reasons of public utility of the Leased Premises and/or the Building, the Lessor shall notify the Lessee thereof. In the event of expropriation of the entirety of the Leased Premises, the Agreement shall terminate on the date on which the expropriating authority takes possession of the Leased Premises. Until that date, the Lessee shall be required to comply with all of his obligations under this Agreement.

14.2.        If the expropriation concerns only a part of the Leased Premises, the Agreement shall be terminated only with respect to the expropriated portions of the Leased Premises, as from the date on which the expropriating authority takes possession of that part of the Leased Premises. Until that date, the Lessee shall be required to comply with all of his obligations under this Agreement with respect to the entirety of the Leased Premises. Thereafter, the rental price and charges shall be adjusted in proportion to the reduction in the surface area of the Leased Premises.

14.3.        The Lessee may not claim any compensation from the Lessor. He may only seek recourse against the expropriating authority; it being understood that any compensation he may claim shall not reduce the compensation to which the Lessor is entitled.

15.	Attributable Non-Performance of the Agreement – Sanctions

15.1.        Any instance in which the Lessee fails, through his own fault, to comply with a provision of the Agreement shall entitle the Lessor, after serving a notice of default by registered letter to which no response is given within fifteen (15) calendar days of dispatch, to seek the judicial termination of the Agreement at the expense of the Lessee.

15.2.        Furthermore, the Lessor may seek the judicial termination of the Agreement in the event of bankruptcy, liquidation, dissolution, or apparent insolvency. In such cases, no prior notice of default shall be required. The Parties acknowledge that in such cases the relationship of trust is irreparably damaged and that any notice of default would be futile.

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15.3.        The Lessor’s request for termination of the Agreement shall not relieve the Lessee of its obligations, in particular those relating to the payment of the rental price, charges, and expenses up to the date of termination of the Agreement, as well as the obligation to pay any compensation for rental damage and to reimburse any fit-out works and/or rent-free periods.

15.4.        The Lessee acknowledges that any early termination of this Agreement would affect the financial balance established between the Parties upon the conclusion of this Agreement.

If this Agreement is judicially terminated at the expense of the Lessee, or in the event of termination at the initiative of the trustee in accordance with statutory provisions, the Lessee shall bear all costs arising from such termination, including legal and court fees. Furthermore, the Lessee shall owe the Lessor, by way of termination and reletting compensation, an amount fixed at a lump sum equal to six (6) months’ the rental price, increased by the advance payments for charges and expenses, it being understood that this amount may not be less than the total rental price and advance payments due up to the first statutory or contractual termination date, and without prejudice to the other provisions of this Agreement and the Lessor’s right to claim the actual damage suffered, should this be higher. This provision may not be invoked by the Lessee to claim a right to early termination.

15.5.        As an essential condition of this Agreement, the Lessee unconditionally and expressly undertakes not to invoke the exception of non-performance (and, among other things, not to withhold payment of rent or advance payments, in whole or in part) without prior judicial authorization. The application of Articles 5.98 and 5.239 of the Civil Code is expressly excluded.

15.6.        The Parties expressly declare that they exclude the sanction of price reduction provided for in Article 5.97 of the Civil Code in the event that either Party fails, through its own fault, to comply with a provision of the Agreement. Even in the event of a breach that is not sufficiently serious to justify the termination of the Agreement, the Parties may not invoke a price reduction.

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16.	Force Majeure and Exclusion of Hardship

16.1.        Except in cases of force majeure, each Party shall perform its obligations even if their performance has become more burdensome, whether due to an increase in the cost of performance or a decrease in the value of the counter-performance. The Parties expressly declare that, in the event of such a change in circumstances, Article 5.74 of the Civil Code shall not apply.

16.2.        Force majeure shall mean the occurrence of an event beyond the control of the Parties, which they could neither foresee nor prevent, and which renders performance absolutely impossible. The Lessee invoking force majeure must inform the Lessor of the reason for the impossibility of performance within a period of eight (8) calendar days and by registered letter.

17.	Inventory of Fixtures and Handover of the Leased Premises

A.	Inventory of Fixtures

17.1.        The Leased Premises are let in the condition in which they are found on the date of signing of the Agreement, together with all easements to which they are entitled or by which they are encumbered.

17.2.        No later than on the effective date of this Agreement, a detailed and contradictory incoming inspection report shall be drawn up by an expert. The costs thereof shall be borne by the Parties in equal shares. This inspection report, together with any amendments and/or addenda thereto, shall form an integral part of this Agreement.

17.3.        A detailed and contradictory outgoing inspection report shall be drawn up no later than on the last day of the Agreement, after the Lessee has fully vacated the Leased Premises. The costs thereof shall be borne by the Parties in equal shares.

17.4.        The various property condition reports or any amendments and/or addenda shall be drawn up by the expert jointly appointed by the Parties in accordance with Article 7 of the Special Conditions. In the event this expert is not (timely) available, the Parties shall jointly appoint another expert. In the absence of agreement, the expert shall be appointed by the competent Justice of the Peace upon the unilateral request of the most diligent Party. The report of the expert appointed by the Parties or by the court shall be binding upon the Parties, without any possibility of objection or appeal.

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B.	Return

17.5.        At the end of the Agreement, and in the event of early termination for any reason whatsoever, the Lessee shall return the Leased Premises in their original condition, in accordance with the incoming inspection report and any amendments and/or addenda thereto, and without being held liable for normal wear and tear or force majeure. It is expressly agreed that any damage caused by the removal of installations, fittings, partitions, and dividing walls shall not constitute normal wear and tear.

17.6.        All fittings, alterations, installations and/or improvements carried out by the Lessee pursuant to Article 9 of the General Conditions, which cannot be removed at the end of the Agreement, shall automatically accrue to the Lessor without any cost or compensation, and shall be left in good condition, properly maintained and repaired as necessary, without the Lessee being held liable for normal wear and tear.

17.7.        The Lessor may, however, if he so chooses, notify the Lessee by registered letter, no later than one (1) month prior to the end of the Agreement, of his intention to retain, without compensation, all or part of the fittings, alterations, installations and/or improvements carried out by the Lessee in the Leased Premises. In this latter case, the retained parts shall be left in good condition, properly maintained and repaired as necessary, without the Lessee being held liable for normal wear and tear.

17.8.        The works required for the return of the Leased Premises (for restoration to their original condition and/or repair of lease-related damage) shall be carried out by the Lessee before the end of the Agreement.

If the Lessee fails to comply with his obligation to vacate the Leased Premises in due time and to restore them to their original condition, he shall be liable to pay compensation for unavailability in an amount equal to one (1) month’s rent, increased by the advance payments for costs and charges, for each month during which the Leased Premises remain unavailable as from the end of the Agreement, without prejudice to his obligation to restore the Premises to their original condition and to the Lessor’s right to claim compensation for the actual damage suffered if greater. The period of unavailability shall be determined by mutual agreement between the Parties or, in the absence of agreement, by an expert. The minimum period is set at one (1) month, and each month commenced shall be counted as a full month. This rental price shall be the one applicable at the time of termination of the Agreement.

If the Lessee fails or refuses to carry out the requested repair works within two (2) weeks following a notice of default sent by the Lessor by registered letter, the Lessor shall be entitled to carry out the necessary works himself, at the cost and risk of the defaulting Lessee, without prejudice to the Lessor’s right to claim damages in accordance with the foregoing.

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17.9.        The Lessee undertakes to reimburse the Lessor for any compensation that the latter may be required to pay to a third party who is unable to take possession of the Leased Premises due to the Lessee’s failure to comply with his obligations at the end of the Agreement.

All amounts owed by the Lessee pursuant to this Article shall be paid to the Lessor without delay. The Lessor shall in no way be required to prove the actual performance of the works necessary for the return of the Leased Premises, nor the period of unavailability.

Upon departure, the Lessee shall provide evidence that all amounts owed in respect of private charges and other costs have been paid to the relevant suppliers.

17.10.        The Lessee shall also transfer to the Lessor all permits, authorizations, and certificates of which he is the holder.

18.	Sale of the Leased Premises

18.1.        This Agreement is transferable by the Lessor, who shall be free to transfer all or part of the Building and/or the Leased Premises to any third party of his choice.

18.2.        In the event of a transfer of all or part of the Leased Premises and/or the Building, or in the event of a change of control of the Lessor’s company, the buyer or Lessor may terminate the Agreement without any compensation being due, within three (3) months after the sale or change of control, with a notice period of six (6) months, served by registered letter and clearly stating the reasons for termination.

19.	Exclusion of Liability of the Lessor or his Successors in Title

19.1.        The Lessor shall in no event be held liable, regardless of the cause, for any inconvenience, damage, deterioration, accidental malfunction, etc., that may occur in respect of the Building’s services or the water, electricity or other technical installations serving the Building. In the event of an interruption in the services or functions of the Building, the Lessor shall make reasonable efforts to ensure the continuation of such services and/or to remedy any deficiencies. The Lessee waives any right to claim compensation or rent reduction from the Lessor in this respect, except in the event of gross negligence or fraud. The Lessee likewise waives any recourse against the Lessor for any loss, damage or inconvenience that the Lessee may suffer and for which the Lessor would be liable, except in the event of gross negligence or willful misconduct on the part of the Lessor.

19.2.        The Lessee shall ensure the security of the Leased Premises and expressly releases the Lessor and his successors in title from any liability in the event of theft, damage, riots, or any other disturbance that may occur in the Leased Premises.

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19.3.        In the event that the Leased Premises are completely destroyed by accident or force majeure during the term of the Agreement, the Agreement shall be automatically terminated by operation of law, without any compensation being due. The same shall apply in the event of partial destruction that would render the effective use of the Leased Premises impossible. In such case, the entirety of the insurance compensation relating to the Leased Premises, taken out by the Lessor, shall remain with the Lessor.

In the event of partial destruction that does not render the effective use of the Leased Premises impossible, the Lessee shall be required to continue the lease without compensation. In such case, the rental price shall be temporarily adjusted during the reconstruction of the Leased Premises, in proportion to the area that is temporarily unusable as a result of the partial destruction.

20.	Inspection of the Leased Premises

20.1.        Without prejudice to the other provisions of this Agreement, the Lessor or one of his representatives or agents may visit the Leased Premises, by appointment, in order to verify their condition or, if necessary, for any other reason, including leasing to another lessee or the need to carry out works in the Leased Premises, in adjacent premises, or in the common areas of the Building.

20.2.        During the six (6) months preceding the end of the Agreement, as well as in the event of the sale of the Leased Premises or of the Building as a whole or in part, the Lessee agrees to the placement of signs in visible locations of the Leased Premises announcing the lease or sale. Furthermore, the Lessee shall allow the Leased Premises to be visited by persons accompanied by a representative or agent of the Lessor at any time between 9:00 a.m. and 5:00 p.m., from Monday to Friday, upon prior notice from the Lessor given at least two (2) working days in advance.

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21.	Hazardous Substances

21.1.        The Lessee shall neither permit nor cause the presence, use, storage, production or discharge of any polluting, contaminating or hazardous substance in or around the Leased Premises. The Lessee shall indemnify and hold the Lessor harmless from and against any claims, demands, fines, judgments, damages, costs or liabilities arising during or after the term of the Agreement and resulting from or connected with the presence, use, storage, production or discharge of polluting, contaminating or hazardous substances in or around the Building or the Leased Premises by the Lessee, its agents, employees, contractors, visitors or guests.

The above-mentioned compensation shall include, without limitation, all costs resulting from site investigation, cleaning, removal, remediation or restoration required by any authority pursuant to any environmental law and/or regulation.

22.	Rules of Internal Order

22.1.        The Lessee undertakes to use the Leased Premises as a prudent and reasonable person and not to carry out any noisy activity or any activity that could disturb the other occupants of the Building. The Lessee furthermore undertakes to comply at all times with the laws and regulations applicable to its activity, as well as with any instructions, even verbal, given by the Lessor or its Administrator.

22.2.        The Lessee shall strictly comply with the provisions of the Building Regulations, of which he declares to have received a copy, to have taken due note, and to accept the full contents thereof.

The Lessee shall comply with any additions, amendments or improvements made to these Regulations, which shall be binding upon him as from written notification by the Lessor or its Administrator, sent by registered letter.

22.3.        The Lessee shall ensure that its staff and visitors comply with these Regulations, as well as with all obligations arising from this Agreement.

23.	Advertising Signage

23.1.        The Lessee shall not place any sign, board, advertisement or poster on the exterior walls, windows, or in the common areas (lifts, hallways, entrance, doors, etc.) of the Building, except with the prior written consent of the Lessor.

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In granting such consent, the Lessor may impose certain conditions and requirements regarding the size, shape, color, or manner of attachment of the proposed advertisement, as well as any conditions that may be imposed by the local authorities.

23.2.        Obtaining the necessary permits and/or authorizations that may be required, as well as all costs and taxes related thereto, shall be borne by the Lessee.

The Lessee shall also be responsible for all maintenance and repair works to such signage, as well as for any damage it may cause. At the end of the Agreement, the Lessee shall, at his own expense, remove the signage in a proper and workmanlike manner and shall be liable for any damage caused by such removal.

24.	Joint and Several Liability

24.1.        In the event that this Agreement has been entered into by more than one (legal) person, all such (legal) persons shall be jointly and severally liable towards the Lessor for the payment of the rent, costs and accessories due under this Agreement. Furthermore, termination by one of the lessees shall not release him from his payment obligations, and the joint and several liability shall remain in effect with respect to the departing Lessee until the end of the Agreement. The lessees and their heirs or successors, regardless of title, shall be jointly and severally liable for the performance of this Agreement.

25.	Final Provisions

A.	Titles

25.1.        The headings or titles at the beginning of the various articles or paragraphs of this Agreement have been inserted for reference and convenience only. They shall in no event define, limit or describe the scope or application of the Article or specific paragraph to which they refer, in any manner whatsoever.

B.	Assignment of Obligations

25.2.        The Lessee undertakes to inform its agents and representatives of its obligations under this Agreement and guarantees their compliance therewith on a daily basis.

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C.	Amendments – Waiver – Indivisibility – Severability

25.3.        The Agreement may be amended only by means of a written addendum signed by the Parties. Consequently, no amendment may be inferred from the Lessor’s passivity or from mere tolerance, regardless of its frequency or duration. The Lessor shall at all times remain free to require the strict application of any terms and provisions for which no express and written amendment has been made.

25.4.        No failure or delay in the exercise of any right, power or remedy under this Agreement, nor any partial exercise of any part thereof by either Party, shall be deemed a waiver of such right. The remedies provided for in this Agreement are cumulative and shall in no way exclude the remedies provided for by law.

25.5.        The Agreement is declared to be indivisible, in particular with respect to the Parties’ successors in title.

25.6.        The validity of this Agreement shall not be affected by the nullity of any Article or part of an Article. In the event of nullity or unenforceability, the Parties shall negotiate in good faith with a view to reaching an agreement on the replacement of the clause concerned by a clause:

i.	that is valid, lawful and enforceable;

and

ii.	the effect of which corresponds as closely as possible to that of the null or unenforceable clause; and

iii.	that achieves an economically comparable result in all respects.

D.	Election of Domicile

25.7.        For all matters relating to this Agreement, the Parties elect domicile at their respective registered offices. The elected domicile shall, however, always be located in Belgium.

E.	Registration

25.8.        The obligation to register the Agreement and its annexes, as well as all costs related thereto, shall be borne by the Lessee (through recharging by the Lessor).

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Since registration offices have, as of April 2022, been sending payment requests to both lessees and lessors, the Parties expressly agree that if the Lessee receives a payment request concerning the registration duties from the competent registration office, he shall immediately notify the Lessor thereof. The Lessee acknowledges that, with respect to the Lessor, the amount of the registration duties indicated in the payment request may be validly discharged only by payment to the Lessor. A direct payment by the Lessee to the registration office may not be set up against the Lessor.

F.	Applicable Law and Jurisdiction

25.9.        The Agreement shall be governed, interpreted and construed in accordance with Belgian law.

25.10.        Any dispute arising out of or in connection with the Agreement shall be exclusively settled by the courts and tribunals having territorial jurisdiction over the area in which the Building is located, sitting in the language of the Agreement.

G.	Privacy

25.11.        Your personal data are processed by the Lessor and its Administrator, All Yield NV, for client management purposes in the context of the performance of this Agreement. You may also, at any time, request via [***] information on which personal data we process about you, and have them rectified or erased, or request that they be transferred. If you do not agree with the manner in which we process your data, you may contact the Data Protection Authority (Rue de la Presse 35, 1000 Brussels). A more detailed overview of our data processing policy can be found at [***].

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The Agreement may be signed by each Party in separate counterparts (whether physically or electronically), each of which shall be deemed an original, and all of which together shall constitute one and the same document.

Done at Brussels.

For the Lessor

Date: December 28, 2023 | 3:17 a.m. PST

/s/ Michael Lisman	/s/ Tom Eeckhout
FORTIM NV	FINTEA MANAGEMENT & CONSULTING SERVICES BV
Michael Lisman	Tom Eeckhout
Director	Director

For the Lessee

Date: December 19, 2023

/s/ Tim Knotnerus	/s/ John Haurum
Tim Knotnerus	John Haurum
CEO-Director	Chairman-Director

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Floor Plan (Intentionally Omitted)

Floor Plan (Intentionally Omitted)

Floor Plan (Intentionally Omitted)

Franklin Building

RULES OF INTERNAL ORDER

FRANKLIN BUILDING

Posthoflei 1-5, 2600 Berchem

dated 01/01/2014

1.            SCOPE

A set of Internal Rules and Regulations is established for all lessees and any future co-owners occupying the building, which shall be binding upon them and their successors in title. These Internal Rules and Regulations may be amended by the Lessor in the general interest of the parties concerned with the building. Such amendments shall be immediately communicated to the lessees. In the event of a transfer of the building or any part thereof, the transferring owner shall draw the attention of the acquirer to the existence of these Internal Rules and Regulations.

The new interested party shall be subrogated to the provisions of these Internal Rules and Regulations. He shall be bound to comply with them, as shall his successors in title. These Internal Rules and Regulations set out the rules and procedures governing the occupation and use of the premises, as well as the liabilities of the lessees among themselves and towards the owner. The purpose of these Internal Rules and Regulations is to ensure peaceful enjoyment for all occupants and to preserve the good reputation and high standing of the building. The leased premises shall be occupied, in accordance with the legal principle, with due care and diligence. This document is supplementary to the Lease Agreement.

2.            ARRANGEMENTS FOR OCCUPATION

Article 1.

No advertising, panels, signs or other objects visible from the outside shall be permitted to detract from the aesthetic appearance of the building. The Lessee may not place any sign, advertisement, poster, or notice of any kind on the exterior walls or windows of the building without the prior written consent of the Lessor, who shall not be required to justify any refusal. Subject to such approval, among other things, are the type and location of lighting fixtures and the color of the light they emit, as well as the type and color of curtains, drapes, and blinds. These should be white. This Article is intended solely to maintain a uniform and aesthetic appearance.

Franklin Building

Article 2.

No flag, flagpole, radio or TV antenna, nor any other object, may be placed on or around the building without the prior written consent of the Lessor.

Article 3.

The installation of the Lessee’s logo and company name shall be regulated and arranged by the Lessor. This applies to all areas visible from the common parts - including, among others, the entrance hall, doorbells and mailboxes, elevators, and the entrance doors of the offices.

Article 4.

Each Lessee shall have a mailbox displaying its trade name. In principle, only one name shall appear on each mailbox.

Article 5.

No merchandise or other items may be placed outside, at the entrance door, or in the entrance hall.

Article 6.

The Lessee shall not obstruct, nor allow to be obstructed, the entrances, corridors, landings, stairwells, or other common areas of the building with objects of any kind by persons for whom he is responsible. No obstruction or hindrance shall be permitted to the free access of any emergency exits, fire escapes, or other fire safety equipment.

Article 7.

The lessees shall not cause any excessive or abnormal noise, including through the use of musical instruments, televisions, radios, record players, tape recorders, office machines, or any other devices that could disturb other occupants of the building. The lessees shall not cause any nuisance, including odors, to third parties.

Article 8.

When electrical devices are used in the building that may cause interference, they shall be equipped with a device preventing such interference. No motor shall be installed in the private areas, except for small motors used to operate household or office equipment. In no event shall such motors or machines cause vibrations that disturb other lessees or third parties. The Lessee shall in no event overload the electrical installation.

Franklin Building

Article 9.

Hazardous, flammable, explosive, toxic, unhealthy, or harmful products and substances (whether gaseous, liquid, or solid), or those likely to emit unpleasant odors, may not be stored in the parking area or anywhere in the building, whether in the private or common areas.

Article 10.

The Lessee shall not bring any animals into the private premises or the common areas.

Article 11.

The leased premises shall in no event be used for any illegal or immoral activity that could harm the standing or good reputation of the building.

Article 12.

Waste and garbage shall be collected by the lessees in bags placed in designated containers at the location indicated by the Lessor or their appointed representative. In no event may such material be stored in the building (in the hallways, stairwells, or premises). Bulky waste, such as boxes, crates, packaging materials, and the like, shall be immediately removed by the Lessee and shall under no circumstances be left in the building or the parking area.

Article 13.

The lessees shall not use the elevators beyond their maximum capacity. They shall comply with the instructions posted inside the elevator cabins. The Lessor shall not be liable for any accidents that may occur.

The lessees shall not load the floors of the building with more than 250 kg per m2, including the weight of partitions, pipes, furniture, and similar items.

Article 14.

The parking garage is not accessible to vehicles equipped with a gas installation. A speed limit of 5 km/h shall apply in the parking area. Vehicles leaking oil shall be denied access. The cleaning shall be carried out by the Lessee personally. Each user shall park only in their designated space and within the marked lines.

Article 15.

The installation and moving of furniture or other items shall only take place on days and at times agreed upon with the Lessor or their appointed representative. The Lessor or their appointed representative shall determine whether the internal elevator or a moving lift must be used.

The Lessor may, without any form of recourse, refuse the use of the elevators for the transport of heavy or bulky items. Any damage caused to the building shall be charged to the Lessee.

Franklin Building

Article 16.

The lessees shall grant the Lessor or their appointed representative access to the premises, whether occupied or not, in order to allow them to inspect the condition of the Leased Premises and to verify compliance with measures of common interest. They shall likewise grant, without compensation, access to their premises to the architects, contractors, or workers carrying out repairs and works to the common and private parts, provided that such works are performed with due promptness and upon prior notice. The lessees must grant access to their premises for the repair, maintenance, and cleaning of common elements, such as lighting ducts, electrical cables, pipes, glassware, drain pipes, etc.

Article 17.

The Lessor’s appointed representative shall keep a copy of all current Lease Agreements. He shall likewise keep the name, address, and telephone number of the Lessee’s responsible representatives, as well as the name, address, and telephone number of the person to be contacted in case of emergency during vacation periods or when the offices are unoccupied. He shall likewise keep a duplicate set of the keys providing access to the leased premises, subject to contractual obligation. The lessees are, of course, required to provide this information to the Lessor in a timely manner.

Article 18.

The lessees are obligated to properly insure their risks and liabilities in accordance with the lease agreement. If the specific needs or particular activities of a Lessee should increase the common expenses of the building, that Lessee shall bear any resulting additional costs. The insurance policy shall also provide coverage for damage caused to the leased premises by third parties, including but not limited to burglary.

Article 19.

The energy consumption of the common areas is included in the service charges and shall therefore be paid by the Lessee through the advance payments and the annual settlement. Each Lessee shall pay their individual electricity costs directly, including the rental and installation costs (with the exception of heating). The heating costs are included in the system of service charges.

Franklin Building

Article 20.

All works to the private parts, the maintenance of which concerns the harmony of the building, shall be carried out by each Lessee in due time, in order to preserve the standing, good condition, and cleanliness of the building. Any works carried out by the Lessee, with the prior and specific authorization of the Lessor, shall not be of such a nature as to harm or disturb neighboring lessees, or to endanger the durability, soundness, or safety of the building.

Article 21.

The lessees are prohibited, for any reason whatsoever, from conducting public sales of furniture or goods within the leased premises.

Article 22.

The building is accessible from Monday to Friday, from 7:00 a.m. to 10:00 p.m. Outside regular opening hours, the lessees may gain access by means of access badges. They shall lock the doors again upon leaving the building. A security deposit shall be required for the safety keys and access cards.

Article 23.

The appointed representative is responsible for carrying out the necessary works, overseeing the maintenance of the common areas of the building, and ensuring the proper functioning of the common equipment.

In urgent cases, the local representative shall take all necessary measures in the interest of the Lessor, as well as in the interest of the proper functioning and preservation of the building.

The Lessor oversees the urgent repairs. The Lessor is also tasked with dividing the amount of expenses that are their responsibility among the lessees. The accounting shall be carried out in accordance with indisputable arrangements and methods. The Lessor instructs their appointed representative to implement its decisions regarding the day-to-day management and the general administration of the building. The lessees shall submit to the Lessor any issues that may arise between them and their appointed representative concerning the occupancy of the building.

They shall make an effort to find an amicable solution through reconciliation.

In the absence of an amicable agreement, the parties concerned shall be free to take legal action, with jurisdiction resting solely with the courts having territorial competence over the area in which the building is located.

Franklin Building

3.            Accounting

In addition to the base rental price, the Lessee shall contribute to the payment of the common expenses of the building. Annually, as soon as it is feasible for him to do so, the appointed representative shall send a statement of the general settlement for the past year.

Based on this information and the allocated units, he shall determine the share of the costs in the common expenses. This contribution shall be payable within fifteen days after the expense statement has been delivered to the Lessee.

The latter shall immediately notify the Lessor of any errors they may identify in the accounts presented to them and, by appointment, may inspect the invoices at the office of the Lessor or the administrator.

The service charges are composed as follows:

1.        Elevator maintenance

2.        Electricity for the common areas

3.        Water

4.        Waste management

5.        Maintenance of the common areas and garage

6.        Technical installations

7.        Aesthetic improvements

8.        Cleaning

9.        Insurance Policies

10.      Management fees

11.      Central heating

12.      Personnel

13.      Safety

This list is provided as an example and is not exhaustive.

Energy Performance Certificate (Intentionally Omitted)

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